Exhibit 10.7
QUALCOMM INCORPORATED
NON-EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE PLAN
Introduction
The Board of Directors of Qualcomm Incorporated (the “Company”) recognizes that the possibility of a Change in Control of the Company, and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of the Company and its stockholders.
The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control.
Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control.
Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.
1.  Establishment of Plan. As of the Effective Date, the Company has established the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan, as set forth in this document.
2.  Definitions. As used herein the following words and phrases shall have the following respective meanings:
(a) Affiliate. Any company controlled by, controlling or under common control with the Company.
(b)  Base Salary. The annual base rate of compensation payable to a Participant by the Company or any of its Subsidiaries, before deductions or voluntary deferrals authorized by the Participant or required by law to be withheld from the Participant by the Company or any of its Subsidiaries.
(c) Board. The Board of Directors of the Company.
(d) Bonus Amount. The Participant’s annual target bonus for the fiscal year in which the Change in Control occurs or, if higher, the fiscal year in which the Date of Termination occurs, provided, that if annual target bonuses have not been established for the Participant and Participants generally for the fiscal year in which the Change in Control occurs, the Bonus Amount for the fiscal year in which the Change in Control occurs shall be deemed to be the Participant’s annual target bonus for the fiscal year immediately preceding the fiscal year in which the Change in Control occurs.
(e) Cause. A termination for “Cause” shall have occurred where a Participant’s employment is terminated because of: (i) the Participant’s willful misconduct that is materially and demonstrably injurious to the Company or any of its Subsidiaries; (ii) the Participant’s willful and improper use or disclosure of the confidential or proprietary information that is materially and demonstrably injurious to the Company or any of its Subsidiaries; (iii) the Participant’s willful refusal to substantially perform his or her duties; or (iv) the Participant’s conviction (including any plea of guilty or nolo contendere) of a criminal act which impairs the Participant’s ability to perform his or her duties with the Company or any of its Subsidiaries; provided that, the Company will provide the Participant with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, Participant shall first be provided a 30-day cure period during which he or she may cure the circumstances alleged to constitute Cause.
(f) Change in Control. A “Change in Control” shall have the meaning set forth in the Company’s 2016 Long-Term Incentive Plan.
(g) Change in Control Period. The two-year period beginning upon the occurrence of a Change in Control; provided that in the event that a subsequent Change in Control occurs during such a two-year period, the Change in Control Period shall extend for the two-year period following the subsequent Change in Control.
(h) COBRA. As defined in Section 4(b).
(i) Code. The Internal Revenue Code of 1986, as amended from time to time.
(j) Committee. The HR and Compensation Committee of the Board or its delegatee.
(k) Company. Qualcomm Incorporated and any successor thereto or, if applicable, the ultimate parent of any such successor.
(l) Date of Termination. The date of receipt of a notice of termination from the Company or the Participant as applicable or any later date specified in the notice of termination, which date shall not be more than 30 days after the giving of such notice. The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”
(m) Disability. A termination for “Disability” shall have occurred if a Participant’s employment is terminated because of a disability entitling him or her to long-term disability benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries.
(n) Effective Date. December 20, 2017.

(o) Employee. Any regular, full-time employee or part-time employee (who is regularly scheduled to work at least twenty (20) hours per week) of the Company or any of its Subsidiaries. Part-time employees who are regularly scheduled to work less than twenty (20) hours per week (other than by reason of being on qualified leave of absence) and individuals who are classified by the Company or any of its Subsidiaries as independent contractors and temporary (contingent) workers are not Employees; provided that Employee shall not include any person who otherwise qualifies as an Employee who has as of the Effective Date provided or received a notice of termination of employment.

(p) Good Reason. With respect to any Participant, the occurrence of any of the following events upon or after a Change in Control, without the Participant’s prior written consent: (i) the relocation of the principal place of the Participant’s employment or service to a location that is more than fifty (50) miles from the Participant’s principal place of employment or service immediately prior to the date of a Change in Control; (ii) any material reduction by the Company or any of its Subsidiaries of the Participant’s Base Salary in effect immediately prior to the date of a Change in Control, or (iii) any failure by the Company to obtain the assumption of any material agreement between the Participant and the Company or one of its Subsidiaries concerning the Participant’s employment by a successor or assignee of the Company or any breach of the provisions of Section 9 of this Plan. Notwithstanding the foregoing, in order to invoke a termination for Good Reason under the Plan, a Participant must provide written notice to the Company of the existence of one or more of the conditions or events described in clauses (i)-(iii) within 90 days after having knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may cure the condition or event, if curable. In the event that the Company fails to cure any condition or event constituting Good Reason during the Cure Period, the Participant may resign at any time during the Change in Control Period for Good Reason. For avoidance of doubt, equity awards under the Company’s 2006 Long-Term Incentive Plan and 2016 Long-Term Incentive Plan shall not constitute material agreements for purposes of clause (iii) of this Section 2(p).
(q) Net After-Tax Receipts. As defined in Section 5.
(r) Participant. An Employee who meets the eligibility requirements of Section 3.
(s) Payment. As defined in Section 5.
(t) Plan. The Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan.
(u) Potential Change in Control. The occurrence of either of the following (whether before or after the Effective Date): (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control.
(v) Potential Change in Control Period. The period beginning upon the occurrence of a Potential Change in Control and ending upon the earliest to occur of the: (i) consummation of the Change in Control or (ii) one-month anniversary of the abandonment of the transaction or series of transactions that constitute a Potential Change in Control.

(w) Present Value. As defined in Section 5.
(x) Qualified Termination. Any termination of a Participant’s employment, during the Change in Control Period, by the Company or any of its Subsidiaries other than for Cause, death or Disability, or by the Participant for Good Reason. For the avoidance of doubt, a Qualified Termination shall not occur solely as a result of (i) a transfer of employment in which the Participant remains employed by the Company or one if its subsidiaries, or (ii) subject to the provisions of Section 9 and Section 2(p)(iii) of the Plan, the sale, transfer or other disaffiliation of one or more Subsidiaries in which the Participant remains employed by the Company or the Subsidiary, or the transfer of employment by a Participant to a third party in connection with a sale, transfer or other disaffiliation of the assets or business of the Company or any of its Subsidiaries.
(y) Reduced Amount. As defined in Section 5.
(z) Release. As defined in Section 4(a).
(aa) Required Base Salary. With respect to any Participant, the higher of (i) the Participant’s Base Salary as in effect immediately prior to the Change in Control and (ii) the Participant’s highest Base Salary in effect at any time thereafter.
(bb) Separation Number. A number equal to (i) in the case of a Participant with a title of Senior Vice Presidents or Vice Presidents, 16 plus 2 for each Year of Service, but in no event less than 52; (ii) in the case of Participants who are Senior Staff through Senior Director Level Employees (Engineering, Professional and Overtime Eligible Professionals), 12 plus 2 for each Year of Service, but in no event less than 26; (iii) in the case of Participants who are Senior through Staff Level Employees (Engineering, Professional and Overtime Eligible Professionals), 8 plus 2 for each Year of Service, but in no event less than 16; (iv) in the case of Participants who are Associate through Intermediate Level Employees (Engineering, Professional and Overtime Eligible Professionals), 4 plus 2 for each Year of Service of the Participant, but in no event less than 8; and (v) in the case of all other Participants, 2 plus 2 for each Year of Service of the Participant, but in no event less than 4. The determination of Participant’s Separation Number shall be determined without regard to any adverse change in his or her title or level which occurs after the date of a Change in Control.
(cc) U.S. Participant. Any Employee who meets the eligibility requirements of Section 3 and is U.S.-based or is a U.S. Employee who is on an assignment outside the U.S.
(dd) Subsidiary. Any company (including, for the avoidance of doubt and without limitation, any joint venture), which is at least 50 percent owned, directly or indirectly, by the Company.
(ee) Weekly Pay. The quotient obtained by dividing (i) the Participant’s Required Base Salary by (ii) 52.
(ff) Year of Service. The number of 12 month periods of a Participant’s employment with the Company or any of its Subsidiaries (or any of their respective predecessors) as an Employee since his or her most recent hire/re-hire date, which shall be rounded up to the nearest whole number of Years of Service in the event of any partial year.

3.  Eligibility. Each Employee who, at the Change in Control, is not an executive officer of the Company, as designated by the Board.
4. Separation Benefits.
(a)  Separation Benefits In the event that a Participant suffers a Qualified Termination, the Company shall pay such Participant, no later than the date that is 60 days following the Date of Termination, a lump sum in cash equal to the sum of (i) the Participant’s Base Salary and, if applicable, any accrued vacation pay through the Date of Termination to the extent not theretofore paid, (ii) any unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable pursuant to the policies applicable to employees of the Company and its Subsidiaries generally, (iii) in the case of Participants who are Senior Vice Presidents and Vice Presidents only, subject to the Participant’s execution and non-revocation of a general release of claims in the form attached hereto as Exhibit A or in a form in use by the Company for employee severance purposes immediately prior to the first occurrence of a Change in Control (the “Release”), the product of (A) the Bonus Amount and (B) a fraction, the numerator of which is the number of days in the fiscal year of the Company through the Date of Termination and the denominator of which is 365, and (iv) subject to the Participant’s execution and non-revocation of the Release, the Weekly Pay times the Separation Number.
(b)  COBRA Premiums. In addition, in the event a U.S. Participant suffers a Qualified Termination, subject to the U.S. Participant’s execution and non-revocation of the Release and timely election to receive continuation coverage under Section 4980B of the Code (“COBRA”), the Company shall pay in monthly installments the U.S. Participant’s premiums for health continuation coverage for U.S. Participant and his or her eligible dependents under COBRA, based on his or her individual and dependent elections as of immediately prior to the Date of Termination, until the end of the shorter of (i) a number of weeks equal to the Separation Number and (ii) the COBRA continuation period.
(c)  Outplacement. In addition, in the event a Participant suffers a Qualified Termination, subject to the Participant’s execution and non-revocation of the Release, the Company shall provide to the Participant outplacement benefits for a period of time and on a basis that is no less favorable than the Participant would have received if the Participant’s employment had terminated under a severance qualifying termination as of immediately prior to the Change in Control.
(d) Other Benefits Payable. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its Affiliates for which a Participant and/or Participant’s dependents may qualify. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its Affiliates shall be payable in accordance with such plan, program, arrangement or policy. The payments provided pursuant to Section 4 shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, retention bonuses, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan. Notwithstanding the foregoing, payments pursuant to clauses (iii) and (iv) of Section 4(a) above shall be reduced by:

(i)with respect to any Participant who is a U.S. Participant, severance pay under any severance plan program, policy, agreement or other arrangement of the Company and its Affiliates, provided, however, that in no event shall the amounts payable under this Plan to any U.S. Participant be reduced by any amounts paid for continued employment, or pay in lieu of notice, as required by the Worker Adjustment and Retraining Act and the regulations promulgated thereunder, as amended, or any similar state or local statute; and

(ii)with respect to any Participant who is not a U.S. Participant, (A) any severance, indemnity, retrenchment, gratuity or other similar payment in the nature of severance pay paid to the Participant to the extent required by applicable law or regulation, employment contract, social plan, collective agreement, collective bargaining agreement or works council agreement, or any severance plan, program, policy, agreement or other arrangement of the Company and its Affiliates, and (B) any amounts paid to the Participant for services performed, including any pay in lieu of notice, during any period in excess of two months following such Participant receiving any notice regarding the Participant’s termination of employment that is required under applicable law or regulation, employment contract, social plan, collective agreement, collective bargaining agreement or works council agreement, or any severance plan, program, policy, agreement or other arrangement of the Company and its Affiliates.
5. Certain Reduction of Payments by the Company.
(a) For purposes of this Section 5: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Participant shall certify, in the Participant’s sole discretion, as likely to apply to the Participant in the relevant tax year(s); (iii) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) “Reduced Amount” shall mean the amount of Payments that (A) has a Present Value that is less than the Present Value of all Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Payments were any other amount that is less than the Present Value of all Payments.
(b) Anything in the Plan or any other agreement between a Participant and the Company or any of its Subsidiaries to the contrary notwithstanding, in the event that an accounting firm expert in Section 280G of the Code is selected in the discretion of the Company prior to the first occurrence of a Change in Control, which firm shall not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code (the “Excise Tax”), the Accounting Firm shall determine whether some amount of Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount.
(c) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days following a termination of employment of the Participant. The reduction of the aggregate Payments to the Reduced Amount, if applicable, shall be made by reducing the Payments under the following sections in the following order: (i) Section 4(a)(iv), (ii) amounts under the Company’s 2006 and 2016 Long-Term Incentive Plans that are not subjected to the valuation methodology set forth in Q&A 24(c) of Section 280G, and (iii) amounts under the Company’s 2006 and 2016 Long-Term Incentive Plans that are subjected to the valuation methodology set forth in Q&A 24(c) of Section 280G. As promptly as practicable following the Accounting Firm’s determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Payments as become due to the Participant under this Plan.
(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by a Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (“Interest”). The Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 of the final regulations under Section 280G of the Code and/or exempt from the definition of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 5 shall be borne by the Company.
6. Full Settlement. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its Subsidiaries may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and no amounts received from other employment shall serve to mitigate the payments hereunder.
7. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the State of California to the extent not preempted by Federal law or the law of any other applicable non-United States jurisdiction, which shall otherwise control.
8. Amendments; Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board; provided that, notwithstanding the foregoing, no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Employee under the Plan (including without limitation by virtue of reducing an Employee’s title), shall be effective without the written consent of the Employee, during the one-year period following the date on which the action of a majority of the Board is taken. Notwithstanding the foregoing, no amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Employee under the Plan (including without limitation by virtue of reducing an Employee’s title), shall be effective without the written consent of the Employee, during the Potential Change in Control Period or during the Change in Control Period.

9. Assignment. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Plan. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to any Subsidiary or any other portion of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Plan with respect to any Participants employed by such

Subsidiary or whose employment is transferred to such successor of such business and/or assets. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to any of its Subsidiaries, business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
10. Withholding. The Company, any Subsidiary or other person paying any amount or providing any benefit pursuant to this Plan may withhold from any such amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
11. Genders and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
12. Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.
13. Administration. This Plan shall be administered by the Committee, provided that the Committee shall not have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Committee. Such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Committee or characterization of any decision by the Committee as final, binding, or conclusive on any party.
14. Benefits Claims and Appeals. The Plan is not intended to be subject to ERISA. If and only if, however, the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Section 14 shall apply. The Committee shall establish a claims and appeals procedure applicable to Participants under the Plan. Unless otherwise required by applicable law, such procedures will provide that a Participant has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits. Notwithstanding the foregoing, the claims and appeals procedure established by the Committee will be provided for the use and benefit of Participants who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by the Participant will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Participant claims entitlement.

15. Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the advancement of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.
16. Section 409A. It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under the Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment with the Company or any of its Subsidiaries for purposes of this Plan and no payment shall be due to the Participant under this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company or any of its Subsidiaries within the meaning of Section 409A. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, any benefits and reimbursements provided to the Participant under this Plan during any calendar year shall not affect any benefits and reimbursements to be provided to the Participant under this Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to the Participant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. In no event shall the time of a Participant’s execution and non-revocation of the Release, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution and non-revocation of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding any provision of this Plan to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical reimbursement benefits are provided to the Participant following termination of the Participant’s employment, provided that the Company shall use commercially reasonable efforts to preserve the economic benefit to the Participant of such benefits.
18. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company or any of its Subsidiaries any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its Affiliates’ regarding termination of employment.

19. Foreign Laws. The Committee shall administer the Plan with respect to all Non-US Participants in a manner designed to comply with applicable law while preserving the benefits provided under the Plan and avoiding duplication of benefits.
20. Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company’s corporate headquarters address, to the attention of the Committee, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.

Amended and restated July 20, 2021

EXHIBIT A
GENERAL RELEASE
[FOR NON-U.S. PARTICIPANTS LANGUAGE TO BE ADJUSTED TO THE EXTENT REQUIRED TO EFFECTUATE THE INTENT UNDER LOCAL LAW]

1.In consideration of the payments and benefits to which [ ] ( “Employee”) is entitled under the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan (the “Plan”), Employee for himself or herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, relating to Employee’s employment or termination thereof, which Employee and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).
2.Employee acknowledges that: (i) this entire General Release is written in a manner calculated to be understood by him or her; (ii) he or she has been advised to consult with an attorney before executing this General Release; (iii) he or she was given a period of [forty-five][twenty-one] days within which to consider this General Release; and (iv) to the extent he or she executes this General Release before the expiration of the [forty-five][twenty one]-day period, he or she does so knowingly and voluntarily and only after consulting his or her attorney. Employee shall have the right to cancel and revoke this General Release during a period of seven days following the Execution Date, and this General Release shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this General Release, Employee shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this General Release shall be null and void and of no further force or effect.
3.Notwithstanding anything else herein to the contrary, this General Release shall not affect: (i) the obligations of the Company under the Plan or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Employee under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (ii) obligations to indemnify Employee (including advancement of expenses) respecting acts or omissions in connection with Employee’s service as a director, officer or employee of the Affiliated Entities; (iii) obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; (iv) any right Employee may have to obtain contribution in the event of the entry of judgment against Employee as a result of any act or failure to act for which both Employee and any of the Affiliated Entities are jointly responsible; (v) Employee’s right to file a charge, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), a comparable state or municipal fair employment agency or the National Labor Relations Board (“NLRB”); (vi) Employee’s right to participate in any investigation or proceeding conducted by the EEOC or such state or municipal agency or the NLRB; or (vii) Employee’s right to enforce this Agreement.
4.This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.
5.Employee represents and warrants that he or she is not aware of any claim by him or her other than the claims that are released by this General Release. Employee further acknowledges that he or she may hereafter discover claims or facts in addition to or different than those which he or she now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Employee’s decision to enter into it. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and Employee hereby expressly waives any and all rights and benefits confirmed upon him or her by the provisions of California Civil Code Section 1542, which provides as follows:
6.“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
7.Being aware of such provisions of law, Employee agrees to expressly waive any rights he or she may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.
8.It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

9.As of the date hereof, Employee has, or agrees to promptly, return all property of the Company or any of its Subsidiaries in his or her possession.
10.This General Release may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the General Release.
11.Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.
[THE COMPANY]
By:
[name]
[title]
EMPLOYEE
Voluntarily Agreed to and Accepted this
___ day of ________________20__

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